As filed with the Securities and Exchange Commission on September 12, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Schlumberger N.V.

(Schlumberger Limited)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

(212) 350-9400

42, rue Saint-Dominique

Paris, France 75007

33-1-4062-1000

Parkstraat 83, The Hague

The Netherlands, 2514 JG

31-70-310-5400

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ellen Summer, Esq.

General Counsel and Secretary

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, New York 10022-4624

(212) 350-9400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

J. David Kirkland, Jr.

Baker Botts L.L.P.

3000 One Shell Plaza

910 Louisiana

Houston, Texas 77002

(713) 229-1101

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

1.500% Series A Convertible Debentures due June 1, 2023	$975,000,000(1)		100%		$975,000,000(1)		$78,877.50

2.125% Series B Convertible Debentures due June 1, 2023	$450,000,000(1)		100%		$450,000,000(1)		$36,405.00

Common Stock, par value $.01 per share	19,104,863 shares	(2)	—	(2)	—	(2)	—	(3)

(1)	Estimated solely to compute the amount of the registration fee under Rule 457(o) under the Securities Act and exclusive of accrued interest.
(2)	This number represents the number of shares of common stock that are currently issuable upon the conversion of (a) the 1.500% Series A Convertible Debentures due June 1, 2023, based on an initial conversion rate of 13.8255 shares per $1,000 principal amount, and (b) the 2.125% Series B Convertible Debentures due June 1, 2023, based on an initial conversion rate of 12.500 shares per $1,000 principal amount. Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable number of shares of common stock as may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(3)	Under Rule 457(i) under the Securities Act of 1933, no separate registration fee is required for the shares of common stock currently issuable upon conversion of the debentures because no additional consideration will be received upon conversion of the debentures.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2003

$1,425,000,000

Schlumberger Limited

1.500% Series A Convertible Debentures due June 1, 2023

2.125% Series B Convertible Debentures due June 1, 2023

and

Common Stock Issuable Upon Conversion of the Debentures

This prospectus relates to $975,000,000 in aggregate principal amount of our 1.500% Series A Convertible Debentures due June 1, 2023 and $450,000,000 in aggregate principal amount of our 2.125% Series B Convertible Debentures due June 1, 2023. We originally issued and sold the debentures in a private placement in June 2003. Selling securityholders may use this prospectus, as supplemented from time to time by prospectus supplements, to resell their debentures and the common stock issuable upon conversion of the debentures.

Interest on the debentures is payable on June 1 and December 1 of each year, beginning on December 1, 2003. The Series A debentures and the Series B debentures are our senior unsecured obligations and rank equal in right of payment with all of our other senior unsecured indebtedness.

The debentures are convertible, at the holders’ option, into our common stock. Holders of the Series A debentures may convert their debentures into common stock at a conversion rate of 13.8255 shares for each $1,000 principal amount of Series A debentures (equivalent to an initial conversion price of $72.33 per share). Holders of the Series B debentures may convert their debentures into common stock at a conversion rate of 12.5000 shares for each $1,000 principal amount of Series B debentures (equivalent to an initial conversion price of $80.00 per share). Each conversion rate may be adjusted for certain events. Our common stock is listed on the New York Stock Exchange under the symbol “SLB.” On September 9, 2003, the closing sale price of our common stock as reported on the New York Stock Exchange was $48.96 per share.

On or after June 6, 2008 (in the case of the Series A debentures) or June 6, 2010 (in the case of the Series B debentures), we may redeem for cash all or part of the applicable series of debentures, upon notice to the holders, at the redemption prices of 100% of the principal amount of the debentures, plus accrued and unpaid interest to the date of redemption. On June 1, 2008, June 1, 2013, and June 1, 2018, each of which we refer to as a Series A repurchase date, holders of Series A debentures may require us to repurchase their Series A debentures. On June 1, 2010, June 1, 2013 and June 1, 2018, each of which we refer to as a Series B repurchase date, holders of Series B debentures may require us to repurchase their Series B debentures. The repurchase price will be 100% of the principal amount of the debentures plus accrued and unpaid interest to the repurchase date. The repurchase price for repurchases on June 1, 2008 (in the case of the Series A debentures) and June 1, 2010 (in the case of the Series B debentures) will be paid in cash. On the other repurchase dates, we may choose to pay the repurchase price in cash or common stock or any combination of cash and common stock. In addition, upon the occurrence of a Fundamental Change, holders may require us to repurchase all or a portion of their debentures, in cash or, at our election, common stock valued at 99% of its market price (as defined under “Description of the Debentures”) or any combination of cash and common stock, at a repurchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to the redemption date. The debentures will mature on June 1, 2023 unless earlier redeemed or repurchased.

Investing in the debentures and our common stock involves risks. See “Risk Factors” beginning on page 6.

We will not receive any of the proceeds from the sale of the debentures or the common stock by the selling securityholders. The debentures and the common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. Any prospectus supplement may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we have filed with the SEC relating to the debentures and the underlying common stock into which the debentures may be converted. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement are necessarily summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

In this document, we “incorporate by reference” certain information we file with the SEC, which means that we disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed (other than information in such documents that is deemed not to be filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003; and

•	Our current reports on Form 8-K filed April 17, 2003, June 4, 2003, June 10, 2003 and September 12, 2003.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Schlumberger Limited

153 East 53rd Street, 57th Floor

New York, NY 10022-4624

(212) 350-9400

Attention: Investor Relations

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include the information concerning our possible or assumed future results of operations, including statements identified as forward-looking statements in documents incorporated by reference in this prospectus and statements about the following subjects:

•	business and market outlook;
•	business strategies;
•	operating efficiencies or synergies;
•	growth opportunities;
•	competitive position;
•	economic recovery;
•	expected capital expenditures;
•	pricing;
•	expected multiclient depreciation and amortization expenditures;
•	the funding of pension plans and related pension expense;
•	conditions in the oilfield service business, including activity levels during 2003;
•	production increases in non-OPEC areas;
•	issues affecting the seismic industry, including sales pertaining to Q technology;
•	continued deepwater drilling activity;
•	the realization of cost reduction and savings in SchlumbergerSema and expectations regarding the future business and performance of SchlumbergerSema;
•	the likelihood of and benefits to be derived from divestitures;
•	benefits from contract awards and performance of contracts;
•	financing plans;
•	expected results of operations and/or financial position;
•	future effective tax rates;
•	outcomes of legal proceedings;
•	compliance with applicable laws; and
•	adequacy of insurance.

Forward-looking statements are generally identifiable by use of the following words and other similar expressions, among others:

•	“anticipate”;
•	“believe”;
•	“budget”;
•	“could”;
•	“estimate”;
•	“expect”;
•	“forecast”;
•	“intend”;
•	“may”;
•	“might”;
•	“plan”;
•	“predict”;
•	“project”;
•	“shall”;
•	“should”; and
•	“will.”

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available at the time the statements were made. We caution you that assumptions, beliefs,

expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, actual results may differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described under “Risk Factors” in this prospectus and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in any subsequent SEC filings.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

SUMMARY

This summary contains a general summary of the information contained in this prospectus. The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and the historical consolidated financial statements, including the notes to those financial statements, that are contained or incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors.”

The Offering

Issuer	Schlumberger Limited, a Netherlands Antilles corporation, is a global oilfield and information services company with major activity in the energy industry.

Debentures	$975,000,000 aggregate principal amount of 1.500% Series A Convertible Debentures due June 1, 2023.

$450,000,000 aggregate principal amount of 2.125% Series B Convertible Debentures due June 1, 2023.

Interest

The Series A debentures bear interest at an annual rate of 1.500%, and the Series B debentures bear interest at an annual rate of 2.125%. Interest is payable on June 1 and December 1 of each year, commencing December 1, 2003.

Maturity	June 1, 2023.

Ranking	The debentures are our senior, unsecured obligations and rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness.

Holders of our debentures have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. As of June 30, 2003, the total balance sheet liabilities of our subsidiaries were approximately $13.5 billion, excluding liabilities to affiliated companies.

Conversion Rights

Holders of the debentures have the right to convert all or some of their debentures, unless previously redeemed or repurchased at any time prior to maturity, into our common stock. See “Description of the Debentures—Conversion Rights.” Each $1,000 principal amount of debentures may be converted into common stock at the conversion rate of:

• 13.8255 shares per Series A debenture, which is equal to an initial conversion price of approximately $72.33 per share, and

• 12.500 shares per Series B debenture, which is equal to an initial conversion price of approximately $80.00 per share.

Each conversion rate may be adjusted for certain events, but it will not be adjusted for accrued interest. The right to convert debentures that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.

Optional Redemption

On or after June 6, 2008, we may redeem for cash all or part of the Series A debentures at any time, upon not less than 20 nor more than 60 days’ prior notice by mail to holders of such debentures, for a price equal to 100% of the principal amount of the Series A debentures, plus accrued and unpaid interest to, but not including, such redemption date.

On or after June 6, 2010, we may redeem for cash all or part of the Series B debentures at any time, upon not less than 20 nor more than 60 days’ prior notice by mail to holders of such debentures, for a price equal to 100% of the principal amount of the Series B debentures, plus accrued and unpaid interest to, but not including, such redemption date.

Repurchase Rights	You have the right to require us to repurchase the Series A debentures on June 1, 2008, June 1, 2013, and June 1, 2018, each of which we refer to as a “Series A repurchase date.”

You have the right to require us to repurchase the Series B debentures on June 1, 2010, June 1, 2013, and June 1, 2018, each of which we refer to as a “Series B repurchase date.” We refer to each of the Series A repurchase dates and each of the Series B repurchase dates as a “repurchase date.”

In each case, the repurchase price payable will be equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to, but not including, such repurchase date. The repurchase price for repurchases on June 1, 2008, in the case of the Series A debentures, and June 1, 2010, in the case of the Series B debentures, will be paid in cash. On the other repurchase dates, we may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock. If we elect to pay the repurchase price in shares of our common stock or a combination of cash and common stock, we must notify holders not less than 20 business days prior to the repurchase date. The common stock will be valued at the average closing sale price of our common stock for the ten trading days ending on the third business day prior to the repurchase date.

Fundamental Change

If we undergo a Fundamental Change, as described herein, you will have the option to require us to repurchase all of your debentures not previously called for redemption or any portion thereof. We may choose to pay the repurchase price in cash or, at our option, shares of our common stock or a combination of cash and shares of our common stock. If we elect to pay the repurchase price in shares of our common stock or a combination of cash and common stock, the common stock will be valued at 99% of the average closing sale price of our common stock for the ten trading days ending on the third business day prior to the repurchase date. We will pay a repurchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to, but not including, the repurchase date.

Redemption Upon Changes in Withholding Taxes

We may redeem all, but not less than all, of the debentures under certain circumstances if there is a change or an amendment in the laws or regulations of the Netherlands Antilles or any political subdivisions or taxing authorities thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations and, as a result of such change, we became or will become obligated to pay additional amounts with respect to the debentures because of deductions or withholding for taxes described in “Description of the Debentures—Additional Amounts.” We will pay a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the redemption date, plus any additional amounts.

Notwithstanding the foregoing, if we have given notice of a tax redemption as described above, each holder of debentures will have the right to elect that such holder’s debentures will not be subject to such tax redemption. If a holder elects not to be subject to a tax redemption, we will not be required to pay additional amounts (as described in “Description of the Debentures—Additional Amounts”) with respect to payments made on that holder’s debentures following the redemption date fixed by us, and all subsequent payments on such holder’s debentures will be subject to any tax required to be withheld or deducted under Netherlands Antilles law. Holders must elect their option to avoid a tax redemption by written notice to the trustee no later than the 15th day prior to the redemption date fixed by us.

Additional Amounts

All payments that we are required to make under or in respect of the debentures will be paid without withholding or deductions for or on account of any present or future taxes, duties, assessments or governmental charges imposed by the Netherlands Antilles or any political subdivisions or taxing authorities thereof or therein having power to tax, unless such withholding or deduction is required by law. In the event we are required to withhold or deduct on account of any such taxes from any payment made under or with respect to the debentures, we will pay such additional amounts so that the net amount received by each holder of debentures, including those additional tax amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted. Our obligation to pay such additional amounts is subject to certain customary limitations, which are described in “Description of the Debentures—Additional Amounts.”

Certain Covenants	The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• incur indebtedness secured by liens on our restricted properties; and

• enter into sale and leaseback transactions with respect to our restricted properties.

Events of Default

If there is an event of default with respect to the debentures, an amount equal to the principal amount of the debentures plus accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances.

The following are events of default with respect to the debentures:

• our failure to pay any interest on the debentures within 30 days after it becomes due and payable;

• our failure to pay principal on the debentures and any accrued interest at maturity, upon redemption, repurchase or following a Fundamental Change, when the same becomes due and payable;

•      we or any of our significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) default under any other instruments of indebtedness, including indebtedness the payment of which is guaranteed by us or any of our significant subsidiaries, with an outstanding principal amount of $125 million or more which has caused the holders of such indebtedness to declare such indebtedness due and payable prior to its stated maturity unless rescinded within 30 days;

•      we or any of our significant subsidiaries default in the payment of principal or premium at final maturity under any other instruments of indebtedness, including indebtedness the payment of which is guaranteed by us or any of our significant subsidiaries, which default is in an aggregate principal amount exceeding $125 million and continues unremedied and unwaived for more than 30 business days;

•      our failure to give notice of the right to require us to repurchase debentures following the occurrence of a Fundamental Change within the time required to give such notice, and such failure continues for 30 days;

•     our failure to comply with any of our covenants or agreements in the debentures or the indenture for 60 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of all the debentures then outstanding (or, in the case of a failure to comply with one of the covenants listed under “Description of the Debentures—Certain Covenants,” of all debt securities issued under the indenture then outstanding affected by that failure); and

• certain events involving the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the debentures or the common stock issuable upon conversion of the debentures. See “Use of Proceeds.”

Book-Entry Form

The debentures, which were originally issued in book-entry form, are represented by permanent global securities deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the debentures are shown on, and transfers effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated debentures, except in limited circumstances.

Trading	The debentures are not be listed on any securities exchange or included in any automated quotation system. Our common stock is traded on the New York Stock Exchange under the symbol “SLB.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones related to our business, the debentures, the common stock issuable upon conversion of the debentures and the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the debentures and our common stock could decline substantially.

Risk Factors Related to the Debentures and the Offering

An active trading market for the debentures may not develop, and there are restrictions on resale of the debentures and the common stock issued upon conversion of the debentures.

The debentures are new issues of securities for which there is currently no public market. We do not plan to list the debentures on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, your ability to sell the debentures or the price at which you will be able to sell debentures. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market for similar securities, the price of our common stock and other factors.

If you are able to resell your debentures or the common stock issued on conversion of the debentures, many factors may affect the price you receive, which may be lower than you believe to be appropriate.

The market price of our debentures may be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the debentures than would be expected for nonconvertible debt securities.

Some of the factors that may influence the market price of the debentures or our common stock include the following, many of which are not within our control:

•	the level of liquidity of the debentures;

•	any downgrade, suspension or modification of our credit ratings;

•	changes in financial estimates and recommendations by financial analysts;

•	fluctuations in our operating and financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	arbitrage based on fluctuations in interests rates and the relative value of our common stock;

•	fluctuations in the stock price and operating results of our competitors;

•	sales of common stock by us in the market after the offering of the debentures or the perception that such sales may occur;

•	dispositions, acquisitions and financings; and

•	general conditions in the economy and in the industries in which we operate.

In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. The broad market fluctuations may affect adversely the market prices of our debentures and our common stock.

We may not have sufficient funds necessary to purchase the debentures upon the occurrence of a Fundamental Change or on other repurchase dates as required by the indenture.

On June 1, 2008, June 1, 2013 and June 1, 2018, holders of the Series A debentures may require us to repurchase their debentures for cash. On June 1, 2010, June 1, 2013 and June 1, 2018, holders of the Series B debentures may require us to repurchase their debentures for cash. In addition, holders of debentures also may require us to repurchase their debentures upon the occurrence of a Fundamental Change as described under “Description of the Debentures—Fundamental Change.” A fundamental change could also constitute an event of default and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We may not have sufficient financial resources or may not be able to arrange financing to pay the repurchase price for the debentures tendered by the holders. Our failure to repurchase the debentures when required will result in an event of default with respect to the debentures.

The debentures are effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

We derive substantially all our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we depend on distributions and advances from our subsidiaries in order to meet our payment obligations under any debt securities, including the debentures and our other obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our subsidiaries’ ability to make any payments depends on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The debentures effectively rank junior to all existing and future indebtedness, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the debentures. As of June 30, 2003, the total balance sheet liabilities of our subsidiaries were approximately $13.5 billion, excluding liabilities to affiliated companies.

If you hold debentures, you are not be entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold debentures, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your debentures. For example, in the event that an amendment is proposed to our deed of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Changes in our credit rating or the credit or equity markets could adversely affect the price of the debentures.

The market price for the debentures is based on a number of factors, including our rating with major credit rating agencies, the market for our common stock, the prevailing interest rates being paid by other companies similar to us and the overall conditions of the financial markets. The conditions of the credit and equity markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debentures.

In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. We cannot be sure that credit rating agencies will maintain their ratings on the debentures. Currently, Standard & Poor’s have reported a negative outlook in our long-term debt rating. These ratings, which apply to the debentures, affect our ability to raise debt and the cost of such debt to us. A negative change in our rating could have an adverse effect on the price of the debentures.

Risks Relating to Our Business

Demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry. A substantial or an extended decline in demand for oil and gas or in oil or gas prices could result in lower expenditures by the oil and gas industry and reduce our revenue.

Demand for the majority of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry for the exploration, development and production of crude oil and natural gas reserves. Exploration, development and production activity is sensitive to demand for oil and gas and to oil and gas prices and is generally dependent on the industry’s view of future demand and prices. Oil and gas prices have historically been volatile and are affected by numerous factors, including:

•	worldwide demand for energy, which is affected by worldwide population growth and economic conditions;

•	the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels for oil;

•	the level of worldwide oil exploration and production activity;

•	the cost of exploring for, producing and delivering oil and gas; and

•	technological advances affecting energy consumption.

Demand for our information technology solutions is dependent on industry and general economic conditions and other factors.

Demand for our information technology solutions is substantially dependent on general economic conditions, market conditions in related industries, such as telecommunications, the economic cycle, information technology spending and the rate of technological change. In addition, competition from other providers can affect the pricing we can realize on our information technology solutions.

We may not be able to divest businesses on acceptable terms; divestitures may result in losses or charges.

We own a number of businesses that we have announced are candidates for divestiture, and we may divest other businesses in the future. We anticipate that the proceeds from divestitures would be used to reduce debt. We may not be able to divest businesses on favorable terms, if at all. If the proceeds from a divestiture are less than the carrying value of the divested business, we will incur a loss. Divestitures may also result in other charges. If we are delayed or prevented from completing divestitures, our credit ratings could be adversely affected.

If we are unable to integrate new technologies and industry standards effectively in our businesses, our revenue, profits and cash flows may decrease.

We must continue to improve the responsiveness, functionality and features of our information technology solutions in accordance with industry standards and to address the increasingly sophisticated technological needs of our clients. Our ability to do this depends, in part, on our ability to adapt our solutions to developing technologies, maintain relationships with suppliers and continue to use best-in-class technologies. We may not be successful in responding to technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our revenue, profits and cash flows may decrease.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of environmental laws and regulations are becoming increasingly expensive, complex and stringent. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for environmental damage without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations.

We could be subject to substantial liability claims, which would adversely affect our results and financial condition.

Many of our oilfield services and products are delivered or used in hostile environments. An accident or a failure can cause personal injury, loss of life, damage to property, equipment or the environment, and suspension of operations. Our insurance may not adequately protect us against liability for some kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Substantial claims made under our policies could cause our premiums to increase. Any future damages caused by our services or products that are not covered by insurance, or are in excess of policy limits or are subject to substantial deductibles, would reduce our earnings and our cash available for operations.

Limitations on our ability to protect our intellectual property rights, including our trade secrets, could cause a loss in revenue and any competitive advantage we hold.

Some of our products or services, and the processes we use to produce or provide them, have been granted U.S. patent protection, have patent applications pending or are trade secrets. Our business may be adversely affected if our patents are unenforceable, the claims allowed under our patents are not sufficient to protect our technology, our patent applications are denied, or our trade secrets are not adequately protected. Our competitors may be able to develop technology independently that is similar to ours without infringing on our patents or gaining access to our trade secrets.

We may be subject to litigation if another party claims that we have infringed upon its intellectual property rights.

The tools, techniques, methodologies, programs and components we use to provide our services or products may infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs and may distract management from running our core business.

We may enter into license agreements with respect to intellectual property. Royalty payments under licenses from third parties would increase our costs. If a license were not available we might not be able to continue providing a particular product or service, which would reduce our revenue. Additionally, developing non-infringing technologies would increase our costs.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the debentures or the common stock issuable upon the conversion of the debentures.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of Schlumberger Limited and its consolidated subsidiaries on a historical basis for each of the periods presented:

Six Months Ended June 30, 2003	Fiscal Year Ended December 31,
	2002	2001	2000	1999	1998
2.6x	—	3.1x	3.5x	2.6x	4.6x

For the purpose of computing this ratio, earnings represent pre-tax income (loss) from continuing operations before adjustment for minority interests or income from equity investees, plus fixed charges, adjusted to exclude capitalized interest. Fixed charges represent interest expense including capitalized interest, that portion of rental expense that approximates interest and amortization of premiums, discounts and capitalized expenses related to long-term debt.

Due to a loss in 2002, our ratio of earnings to fixed charges was less than 1:1. We would have needed to generate additional earnings of $2.23 billion in 2002 to achieve a ratio of earnings to fixed charges of 1:1.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is listed on the New York Stock Exchange under the symbol “SLB.” The following table sets forth for the periods presented the high and low sales prices of our common stock as reported by the NYSE (composite transactions), together with the dividends declared per share for such periods:

Fiscal 2003	High	Low	Dividends Declared
Third Quarter (through September 9, 2003)	$49.79	$44.50	$0.1875
Second Quarter	50.15	36.08	0.1875
First Quarter	43.33	35.62	0.1875

Fiscal 2002
First Quarter	$62.43	$49.15	$0.1875
Second Quarter	59.89	46.30	0.1875
Third Quarter	47.40	35.87	0.1875
Fourth Quarter	46.85	33.40	0.1875

Fiscal 2001
First Quarter	$82.81	$57.30	$0.1875
Second Quarter	69.25	51.15	0.1875
Third Quarter	56.90	40.84	0.1875
Fourth Quarter	56.75	42.05	0.1875

As of September 9, 2003, there were approximately 26,480 record holders of our common stock. The closing price of our common stock was $48.96 on that date.

There are no legal restrictions on the payment of dividends or ownership or voting of our common stock, except as to treasury shares.

DESCRIPTION OF THE DEBENTURES

The debentures are debt securities issued under an indenture dated as of June 9, 2003, as supplemented by a first supplemental indenture dated as of June 9, 2003 (the indenture, as supplemented, is referred to in this prospectus as the “indenture”), between us and Citibank, N.A., as trustee (the “trustee”). The following summary of certain provisions of the indenture and the debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms and those terms made a part of the indenture by reference to the Trust Indenture Act of 1939. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the debentures. A copy of the form of indenture and the form of certificate evidencing the debentures is available to you upon request to Schlumberger Limited.

The indenture does not limit the amount of debt that may be issued by us under the indenture. We may issue debt securities from time to time under the indenture in separate series (each, a “series”), each up to the aggregate principal amount authorized by us for such series.

Capitalized terms used but not defined in the following have the respective meanings specified in the indenture. Certain of these terms are also defined below. See “—Glossary.”

In this section, references to “Schlumberger,” “we,” “our” or “us” refer solely to Schlumberger Limited and not its subsidiaries.

General

The Series A debentures are limited to an aggregate principal amount of $975,000,000. The Series B debentures are limited to an aggregate principal amount of $450,000,000. The debentures will mature on June 1, 2023.

The debentures were initially offered at a price to investors of $1,000 per debenture. The Series A debentures accrue interest at a rate of 1.500% per annum, and the Series B debentures accrue interest at a rate of 2.125% per annum, in each case from June 9, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2003. Interest will be paid to the person in whose name a debenture is registered at the close of business on the May 15 or November 15, which we refer to as the “record dates,” immediately preceding the relevant interest payment date. However, in the case of a debenture or portion of a debenture called for redemption during the period from a record date to the next succeeding interest payment date, accrued interest as of the redemption date will be payable to the holder of the debenture or portion of a debenture redeemed. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, maturity date, redemption date or repurchase date of a debenture falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

We must repay the debentures at their stated maturity on June 1, 2023, unless earlier redeemed. The circumstances in which we may, or in which we are required to, redeem the debentures prior to their stated maturity are described below.

Ranking

The debentures are our senior, unsecured obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including cash payments on the debentures.

The debentures effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the debentures.

As of June 30, 2003, the total balance sheet liabilities of our subsidiaries were approximately $13.5 billion, excluding liabilities to affiliated companies.

Optional Redemption

We have the right to redeem the Series A debentures in whole or in part, at any time or from time to time, on or after June 6, 2008 upon not less than 20 nor more than 60 days’ prior notice by mail, for a cash price equal to 100% of the principal amount of the Series A debentures to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date.

We have the right to redeem the Series B debentures in whole or in part, at any time or from time to time, on or after June 6, 2010 upon not less than 20 nor more than 60 days’ prior notice by mail, for a cash price equal to 100% of the principal amount of the Series B debentures plus accrued and unpaid interest up to, but not including, the redemption date.

If we decide to redeem fewer than all of the outstanding debentures of a series, the trustee will select the debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before any selection of debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debentures to be so redeemed, or

•	register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

Conversion Rights

Holders may convert their debentures into shares of our common stock initially at a conversion rate of:

•	13.8255 shares of common stock per $1,000 principal amount of Series A debentures (equivalent to an initial conversion price of $72.33 per share); and

•	12.500 shares of common stock per $1,000 principal amount of Series B debentures (equivalent to an initial conversion price of $80.00 per share)

at any time before the close of business on the last trading day on the New York Stock Exchange prior to the maturity date of the debentures, subject to prior redemption or repurchase. The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and are subject to adjustment as described below. If a debenture has been called for redemption, holders will be entitled to convert such debenture until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

A holder will not receive any payment for accrued interest upon conversion of a debenture. Upon conversion we will deliver to the holders a fixed number of shares of our common stock and any cash payment to account for fractional shares. We will not adjust the conversion rate to account for accrued interest. The cash payment for fractional shares will be based on the closing sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of common stock will be deemed to satisfy our obligation to pay the principal amount of the debentures. Accrued interest will be deemed canceled, extinguished or forfeited.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security (the date of such delivery of notice, the “conversion date”), to the conversion agent who will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

The conversion of the debentures into shares of our common stock generally will not be a taxable event, except to the extent a holder receives cash in lieu of fractional shares. For a more detailed discussion, see “Certain United States Federal Income Tax Consequences.”

Conversion Rate Adjustments

The conversion rate is subject to adjustment upon the following events:

•	the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock;

•	the issuance to all or substantially all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less (or having a conversion price per share less) than the current market price; provided that no adjustment will be made if holders of the debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

•	subdivisions or combinations of our common stock;

•	the payment of dividends and other distributions to all holders of our common stock consisting of our debt, securities or assets or certain rights to purchase our securities, except for those rights or warrants referred to in the second bullet point above and dividends and other distributions paid exclusively in cash, provided that no adjustment will be made if all holders of the debentures may participate in the transactions;

•

the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the expiration date of the tender offer; and

•	the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution.

For purposes of the foregoing, the market capitalization of our common stock as of any date of calculation means the closing sale price of our common stock on the New York Stock Exchange (or the principal U.S. securities exchange or market on which the common stock is then listed or quoted) on the trading day immediately prior to such date of calculation multiplied by the aggregate number of shares of our common stock outstanding on the trading day immediately prior to such date of calculation.

In the event that we elect to make a distribution described in the fourth bullet point above in which we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

If we were to adopt a stockholders rights plan under which we issue rights providing that each share of our common stock issued upon conversion of the debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the right, there will not be any adjustment to the conversion rate as a result of:

•	the issuance of rights;

•	the distribution of separate certificates representing rights;

•	the exercise or redemption of rights in accordance with any rights agreement; or

•	the termination or invalidation of rights.

The applicable conversion rate will not be adjusted upon certain events, including but not limited to:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon any change in the par value of the common stock; or

•	upon the issuance of any shares of common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the debentures were first issued.

If we are a party to a consolidation, amalgamation, merger or other transaction pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into shares of our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property to which the holder would have received if the holder had converted its debenture immediately prior to the transaction. If the transaction also constitutes a Fundamental Change (as described below), a holder can require us to purchase all or a portion of its debentures as described under “—Fundamental Change.”

We may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of shares of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion rate is not subject to adjustment in the case of the issuance of any common stock, or securities convertible into or exchangeable for common stock.

If a holder submits its debenture for conversion between a record date and the opening of business on the next interest payment date (except for debentures or portions of debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if the next interest payment date is not a business day, the second business day after the interest payment date), such holder must pay funds equal to the interest payable on the converted principal amount.

Repurchase Rights

Holders of Series A debentures have the right to require us to repurchase the Series A debentures on June 1, 2008, June 1, 2013 and June 1, 2018, each of which we refer to as a “Series A repurchase date.” Holders of Series B debentures have the right to require us to repurchase the Series B debentures on June 1, 2010, June 1, 2013 and June 1, 2018, each of which we refer to as a “Series B repurchase date.” We refer to each of the Series A repurchase dates and the Series B repurchase dates as a “repurchase date.”

We are required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the fifth business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we are not obligated to repurchase the related debentures. Our repurchase obligation is subject to some additional conditions described in the indenture. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have sufficient funds necessary to purchase the debentures upon the occurrence of a Fundamental Change or on other repurchase dates as required by the indenture.”

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest, if any, to, but not including, such repurchase date.

The repurchase price for repurchases of Series A debentures on June 1, 2008 and the repurchase price for repurchases of Series B debentures on June 1, 2010 will be paid in cash. On the other repurchase dates, we may choose to pay the repurchase price in cash or shares of our common stock or any combination of cash and shares of our common stock. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see “Certain United States Federal Income Tax Consequences.”

We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders of the applicable series of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law stating, among other things:

•	for any repurchase date other than June 1, 2008 or June 1, 2010, as the case may be, whether we will pay the repurchase price of the debentures in cash or in shares of our common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay with shares of our common stock or a combination of cash and shares of our common stock for any repurchase date other than June 1, 2008 or June 1, 2010, as the case may be, a description of the method of calculating the market price of our common stock; and

•	the procedures that holders must follow to require us to repurchase their debentures.

If we pay with shares of our common stock, the shares of common stock will be valued at 99% of the market price of our common stock, as described below.

Simultaneously with such notice of repurchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our website or through such other broad public medium as we may use at that time.

A holder’s notice electing to require us to repurchase such holder’s debentures must state:

•	if certificated debentures have been issued, the certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of debentures to be repurchased, in integral multiples of $1,000;

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of our common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of our common stock is not satisfied prior to the close of business on the last day prior to the repurchase date, as described below, whether the holder elects:

(1)	to withdraw the repurchase notice as to some or all of the debentures to which it relates, or

(2)	to receive cash in respect of the entire repurchase price for all debentures or portions of debentures subject to the repurchase notice.

If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase notice in these circumstances. Such a holder would be deemed to have disposed of the debentures for cash. For a discussion of the tax consequences of such a disposition, see “Certain United States Federal Income Tax Consequences.”

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fifth business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If we elect to pay the repurchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the repurchase price to be paid in shares of our common stock divided by the market price of one share of our common stock. We will pay cash based on the market price for all fractional shares.

The “market price” means the average of the closing sale prices of our common stock on the New York Stock Exchange (or the principal U.S. securities exchange or market on which the common stock is then listed or quoted) for the ten trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the ten trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate.

Because the market price of our common stock is determined prior to the applicable repurchase date, holders of debentures bear the market risk with respect to the value of shares of our common stock to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

Upon determination of the actual number of shares of common stock to be paid upon redemption of the debentures, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our website or through such other broad public medium as we may use at that time.

A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the later of the repurchase date and the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the business day following the repurchase date, then:

•	the debentures will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures at your option.

Fundamental Change

Upon the occurrence of a Fundamental Change, a holder of debentures will have the right, at its option, to require us to repurchase all of its debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to, but not including, the repurchase date.

Instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares,

American Depositary Shares or analogous securities of the surviving entity or its direct or indirect parent entity, cash or a combination of the applicable securities and cash, at our option. The number of shares of common stock or securities a holder will receive will equal the repurchase price divided by 99% of the market price of our common stock or the applicable security. However, we may not pay the repurchase price in shares of our common stock, or the applicable securities or a combination of the common stock and applicable securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the shares of common stock or securities to be issued upon repurchase on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

Within 15 days after the occurrence of a Fundamental Change, we are obligated to give to the holders of the debentures notice of the Fundamental Change and of the repurchase right arising as a result of the Fundamental Change and whether the purchase price will be paid in cash, common stock or other securities, or a combination of cash and common stock or other securities. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder of the debentures must deliver on or before the 15th day after the date of our notice irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the debentures with respect to which the right is being exercised. We are required to repurchase the debentures on the date that is 30 days after the date of our notice.

A “Fundamental Change” will be deemed to have occurred upon a Change in Control or a Termination of Trading.

A “Change in Control” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(1) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction that meets the requirements of the second bullet point of clause (2) below; or

(2) consummation of any merger, consolidation or amalgamation by us with or into any other person (other than one or more of our subsidiaries), or of another person into us, or the conveyance, sale, transfer or lease of all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock, or

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all voting securities entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction, or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common equity of the surviving person.

(3) any time our Continuing Directors (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

However, a Change in Control will not be deemed to have occurred if either

(A) the closing sale price per share of common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of a Change in Control relating to a merger, consolidation, amalgamation or asset sale, equals or exceeds 105% of the conversion price of the debentures in effect before the Change in Control or the public announcement thereof, or

(B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a transaction otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common equity traded on an U.S. national securities exchange or market or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the transaction) and as a result of the transaction the debentures become convertible into such shares of common equity.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate;

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of debentures. We will comply with this rule to the extent it applies at that time.

The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our and our subsidiaries’ assets may be uncertain.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

A “Termination of Trading” will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on the Nasdaq National Market or any other U.S. securities exchange.

The foregoing provisions would not necessarily provide the holders of debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

If a Fundamental Change were to occur, we may not have sufficient funds to pay the Fundamental Change repurchase price. See “Risk Factors” under the caption “We may not have sufficient funds necessary to purchase the debentures upon the occurrence of a Fundamental Change or on other repurchase dates as required by the indenture.” In particular, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the debentures when required following a Fundamental Change, we will be in default under the indenture.

Redemption Upon Changes in Withholding Taxes

We may redeem all, but not less than all, of the debentures under the following conditions:

1. If there is a change or an amendment in the laws or regulations of the Netherlands Antilles or any political subdivisions or taxing authorities thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations.

2. As a result of such change, we became or will become obligated to pay additional amounts, as defined below in “—Additional Amounts,” on the next payment date with respect to the debentures.

3. The obligation to pay additional amounts cannot be avoided through our reasonable measures.

4. We deliver to the trustee:

•	a certificate signed by two of our officers stating that the obligation to pay additional amounts cannot be avoided by our taking reasonable measures available to us; and

•	a written opinion of independent legal counsel to us of recognized standing to the effect that we have or will become obligated to pay additional amounts as a result of a change, amendment, official interpretation or application described above and that we cannot avoid the payment of such additional amounts by taking reasonable measures available to us.

5. Following the delivery of the certificate and opinion described in paragraph 4 above, we provide notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 60 days before the earliest date on which we would be otherwise required to pay additional amounts, and the obligation to pay additional amounts must still be in effect when the notice is given.

Upon the occurrence of each of 1 through 5 above, we may redeem the debentures at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the redemption date, plus any additional amounts (a “tax redemption”).

Notwithstanding the foregoing, if we have given notice of a tax redemption as described above, each holder of debentures will have the right to elect that such holder’s debentures will not be subject to such tax redemption. If a holder elects not to be subject to a tax redemption, we will not be required to pay additional amounts (as described under “—Additional Amounts” below) with respect to payments made on that holder’s debentures following the redemption date fixed by us, and all subsequent payments on such holder’s debentures will be subject to any tax required to be withheld or deducted under Netherlands Antilles law. Holders must elect their option to avoid a tax redemption by written notice to the trustee no later than the 15th day prior to the redemption date fixed by us.

Additional Amounts

All payments that we are required to make under or in respect of the debentures will be paid without withholding or deductions for or on account of any present or future taxes, duties, assessments or governmental charges imposed by the Netherlands Antilles or any political subdivision or taxing authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In the event we are required to withhold or deduct on account of any such taxes from any payment made under or with respect to the debentures, we will pay such additional amounts so that the net amount received by each holder of debentures, including those additional amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted.

Additional amounts will not be payable with respect to a payment to a holder of debentures to the extent:

(1) the holder is:

•	able to avoid such withholding or deduction by complying with any applicable certification, documentation, information or other reporting requirements concerning the holder’s nationality, residence, identity or connection with the Netherlands Antilles, or

•	liable for such taxes, duties, assessments or governmental charges in respect of the debentures by reason of its having some connection with the Netherlands Antilles other than merely by the holding of the debentures and the receipt of payments thereon;

(2) of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the debentures or of any other tax imposed other than by withholding on payments by us, except as otherwise provided in the indenture; or

(3) that any such taxes would not have been imposed but for the presentation of such debentures, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional amounts had the debentures been presented for payment on any date during such 30-day period.

With respect to references in this document to the payment of principal of or interest on or any amount under any debenture, such references shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

Certain Covenants

Other than the restrictions on liens and sale/leaseback transactions described below, the indenture and the debentures do not contain any covenants or other provisions designed to protect holders of the debentures in the event of a highly leveraged transaction. The indenture and the debentures also do not contain provisions that give holders of the debentures the right to require us to repurchase their debentures in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

We have agreed to two principal restrictions on our activities for the benefit of holders of the debentures. We have used in this summary description terms that we have defined below under “—Glossary.”

Limitation on Liens

We will not, and will not permit any restricted subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, secured by a mortgage on any restricted property, or on any shares of stock, ownership interests in, or indebtedness of a restricted subsidiary, without effectively providing concurrently with the incurrence, issuance, assumption or guarantee of such secured indebtedness that the debentures (together with, if we shall so determine, any of our other indebtedness or the indebtedness of any such restricted subsidiary then existing or thereafter created ranking on a parity with the debentures) shall be secured equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured indebtedness (excluding any indebtedness secured by mortgages of the types referred to in clauses (a) through (e) below) plus all of our attributable debt and all of the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions (as defined below) involving restricted property, but excluding any attributable debt in respect of any such sale and leaseback transactions the proceeds of which have been applied to the retirement of funded debt pursuant to “—Limitation on Sale/Leaseback Transactions” below, would not exceed 10% of consolidated net assets as shown on our most recent consolidated quarterly financial statements; provided, however, that this provision shall not apply to:

(a) mortgages existing on the date of original issuance of the debentures;

(b) mortgages on property of, or on any shares of stock, ownership interests in or indebtedness of, any person existing at the time such person becomes a subsidiary or a restricted subsidiary;

(c) mortgages on property existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or cost of construction, development, expansion or improvement thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the acquisition or completion of construction, development, expansion or improvement of such property or its commencement of commercial operations for the purpose of financing all or any part of the purchase price or cost of construction, development, expansion or improvement thereof;

(d) mortgages in favor of us or any restricted subsidiary; and

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any mortgage referred to in the foregoing clauses, inclusive; provided that such extension, renewal or replacement mortgage shall be limited to all or a part of the same property that secured the mortgage extended, renewed or replaced, plus improvements on such property.

The following types of transactions, among others, shall not be deemed to create indebtedness secured by a mortgage within the meaning of the foregoing paragraph:

•	the mortgage of any of our property or any property of any of our subsidiaries in favor of the United States of America, or any state, or any entity, department, agency, instrumentality or political subdivision of either, to secure partial, progress, advance or other payments to the company or any subsidiary pursuant to the provisions of any contract or statute, or

•	the mortgage of any property to secure indebtedness of the pollution control, industrial revenue or other revenue bond type.

Limitation on Sale/Leaseback Transactions

We will not, and will not permit any of our restricted subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any restricted subsidiary), or to which any such lender or investor is a party, providing for the leasing by us or such restricted subsidiary for a period, including renewals, in excess of 3 years of any restricted property which has been owned and operated by us or such restricted subsidiary for more than 12 months and which has been or is to be sold or transferred by us or such restricted subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such restricted property (herein referred to as a “sale and leaseback transaction”) unless either:

(a) we or such restricted subsidiary could create indebtedness secured by a mortgage pursuant to “—Limitations on Liens” described above on the restricted property to be leased, in an amount equal to the attributable debt with respect to such sale and leaseback transaction, without equally and ratably securing the debentures;

(b) since the initial issuance of the debentures and within a period commencing 12 months prior to the consummation of the sale and leaseback transaction and ending 12 months after the consummation of such sale and leaseback transaction, we or any restricted subsidiary, as the case may be, has expended or will expend for any restricted property an amount equal to (i) the greater of (x) the net proceeds of such sale and leaseback transaction and (y) the fair market value of the restricted property so leased at the time of entering into such transaction, as determined by the company (the greater of the sums specified in clauses (x) and (y) being referred to herein as the “net proceeds” of such transaction), and we elect to designate such amount as satisfying any obligation we would otherwise have under clause (c) below or (ii) a part of the net proceeds of such transaction and we elect to designate such amount as satisfying part of the obligation we would otherwise have under clause (c) below and apply an amount equal to the remainder of such net proceeds as provided in clause (c) below; or

(c) within 12 months of the consummation of any such sale and leaseback transaction, we apply an amount equal to the net proceeds of such transaction (less any amount elected under clause (b) above) to the retirement of our funded debt ranking on a parity with the debentures. No retirement referred to in this clause may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision.

Glossary

“attributable debt” means, as to any particular lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease compounded semiannually) required to be paid by such person under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, utilities, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination on the date terminating is permitted, including the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the date upon which it may be so terminated, and (ii) the net amount determined assuming no such termination.

“consolidated net assets” means the total amount of assets appearing on our most recent consolidated quarterly balance sheet prepared in accordance with U.S. generally accepted accounting principles, after deducting therefrom (a) all current liabilities (excluding notes and loans payable, the current portion of long-term debt and capitalized lease obligations, any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) total prepaid expenses and deferred charges.

“funded debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, joint stock company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“restricted property” means any manufacturing plant or research facility located in the United States, except any manufacturing plant or research facility, or any portion thereof, which, in the opinion of our Board of

Directors, is not a principal plant or facility in relation to our activities and the activities of our restricted subsidiaries as a whole.

“restricted subsidiary” means any subsidiary which owns a restricted property if substantially all of the tangible property in which such subsidiary has an interest is located in the United States.

“subsidiary” means a corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or by us and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Consolidation, Amalgamation, Merger and Sales of Assets

We may not (1) consolidate or amalgamate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate or amalgamate with or merge into us, unless:

•	if we are not the surviving person, the surviving person formed by such consolidation or amalgamation or into which we are merged or the person to which our properties and assets are so transferred shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the debentures and the performance of each of our other covenants under the indenture, and

•	in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

If we become incorporated or otherwise organized under the laws of a country other than the Netherlands Antilles or the United States of America or any state thereof (or if the surviving person of a merger, amalgamation, or consolidation to which we are party is organized or incorporated under the laws of such a country), the terms of the debentures shall be changed to provide (i) for the payment of additional amounts in the case of any withholding or deduction for any taxes, duties, assessments or governmental charges imposed by the country in which we or the surviving person is incorporated or organized, or any political subdivision thereof, or taxing authorities thereof or therein, and (ii) for the redemption upon changes in withholding taxes with respect thereto, on terms substantially identical to the terms currently applicable in respect of taxes imposed by the Netherlands Antilles and its political subdivisions and taxing authorities.

Events of Default

The following are events of default with respect to the debentures:

•	our failure to pay any interest on the debentures within 30 days after it becomes due and payable;

•	our failure to pay principal of and accrued interest on the debentures at maturity, upon redemption, repurchase or following a Fundamental Change, when the same becomes due and payable;

•	default by us or any of our significant subsidiaries under any instrument or instruments evidencing indebtedness (other than the debentures), including any indebtedness the payment of which is guaranteed by us or any of our significant subsidiaries, having an outstanding principal amount of $125 million (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;

•	default in the payment of any of our or any of our significant subsidiaries’ indebtedness for money borrowed, including any indebtedness the payment of which is guaranteed by us or any of our significant subsidiaries, in an aggregate principal amount exceeding $125 million (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity if such default shall continue more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

•	our failure to give notice of the right to require us to repurchase debentures following the occurrence of a Fundamental Change within the time required to give such notice, and such failure continues for 30 days;

•	default in our performance of any other covenants or agreements in respect of the debentures contained in the indenture or the debentures for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding (or, in the case of a failure to comply with one of the covenants listed under “—Certain Covenants,” of all debt securities issued under the indenture then outstanding affected by such default); and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debentures of any default or event of default (except in any payment on the debentures) if the trustee considers it in the interest of the holders of the debentures to do so.

The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the fourth or fifth clause above.

If an event of default occurs and is continuing with respect to a series of the debentures, either the trustee or the registered holders of at least 25% in aggregate principal amount of the series of the debentures (or, in the case of events of default with respect to one of the covenants listed under “—Certain Covenants,” 25% in principal amount of all debt securities under the indenture affected, voting as one class) may declare the principal amount plus accrued and unpaid interest on the series of debentures to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization of Schlumberger Limited occurs, the principal amount plus accrued and unpaid interest on the debentures will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the debentures have been cured (other than the nonpayment of principal of the debentures which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded. The holders of a majority in principal amount of the outstanding debentures of either series (or of all debt securities under the indenture affected, voting as one class, with respect to the covenants listed under “—Certain Covenants”) may in some cases rescind this accelerated payment requirement.

A holder of debentures of a series may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the debentures of that series;

•	the holders of at least 25% in principal amount of the outstanding debentures of that series make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debentures of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of debentures to sue for enforcement of payment of the principal of or interest on the holder’s debenture on or after the respective due dates expressed in its debentures or the holder’s right to convert its debentures in accordance with the indenture.

The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debentures or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding debentures of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures of that series. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the debentures, or would involve the trustee in personal liability.

The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the debentures within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debentures) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debentures.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debenture, however, no modification may:

•	reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of accrual of interest or change the time for payment of interest on the debenture;

•	reduce the principal amount of the debenture or change its stated maturity;

•	amend provisions relating to the payment of additional amounts or the provisions relating to the redemption upon changes in withholding taxes in a manner adverse to the holder of the debenture;

•	reduce the redemption or repurchase price of the debenture or change the time at which the debenture may or must be redeemed or repurchased;

•	make payments on the debenture payable in currency other than as originally stated in the debenture;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debenture;

•	make any change in the percentage of principal amount of debentures necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

•	waive a continuing default or event of default regarding any payment on the debentures; or

•	adversely affect the conversion or repurchase provisions of the debentures.

We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation, amalgamation or asset transfer permitted under the indenture;

•	to provide for uncertificated debentures in addition to or in place of certificated debentures or to provide for bearer debentures;

•	to provide any security for or guarantees of the debentures or for the addition of an additional obligor on the debentures;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of debentures or to surrender any rights we have under the indenture;

•	to add events of default with respect to the debentures;

•	to make such changes in connection with a consolidation, amalgamation, merger or other transaction as may be necessary so as to not impair the rights of holders of the debentures, including the right to receive payment of additional amounts in respect of any tax withholding or deduction imposed by the jurisdiction of formation; or

•	to make any change that does not adversely affect any outstanding debentures in any material respect.

The holders of a majority in principal amount of the outstanding debentures of a series (or of all debt securities affected, voting as one class, in the case of the covenants listed under “—Certain Covenants”) generally may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities sufficient to make payments on all the debentures on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debentures (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease the debentures, the holders of the debentures will not be entitled to the benefits of the indenture, except for our obligations to deliver shares of our common stock upon conversion of the debentures, register the transfer or exchange of debentures, replace stolen, lost or mutilated debentures or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debentures to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Registration Rights

When we issued the debentures, we entered into a registration rights agreement with the initial purchasers. As required by the registration rights agreement, we have filed with the SEC, at our expense, a shelf registration statement, of which this prospectus forms a part, covering the resale of the debentures and our common stock issuable upon conversion of the debentures (together, the “registrable securities”). Under the registration rights agreement, we have agreed that we will, at our expense:

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the debentures; and

•	use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

•	two years after the last date of original issuance of any of the debentures;

•	the date when non-affiliate holders of the registrable securities are able to sell all such securities pursuant to paragraph (k) of Rule 144 under the Securities Act;

•	the date when all of the holders of the registrable securities that complete and deliver in a timely manner the selling securityholder Notice and Questionnaire described below are registered under the shelf registration statement and all registrable securities have been disposed of in accordance with the shelf registration statement; and

•	the date when there are no outstanding registrable securities.

We will provide to each holder of registrable securities that has delivered to us a completed Notice and Questionnaire as described below copies of the prospectus that will be part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities of such holders. We may suspend the holder’s use of the registration statement for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 120 days in any 360-day period under certain circumstances related to acquisition or divestiture of assets, pending corporate developments or other similar events. Each holder, by its acceptance of the debentures, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

•	the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of any of the debentures (the “effectiveness target date”); or

•	at any time after the effectiveness date of the shelf registration statement and prior to the second anniversary of the last date on which any debentures are issued, the shelf registration statement ceases to be effective or usable other than as a result of a suspension period and (1) we do not restore the effectiveness of the shelf registration statement within ten business days by a post-effective amendment or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period described in the preceding paragraph, by the 45th day in any 90-day period, or if the suspension periods exceed 120 days in the aggregate in any 360-day period

(each, a “registration default”), additional interest as liquidated damages will accrue on the debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid in cash semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the Applicable Amount (as defined below) to and including the 90th day following such registration default; or

•	an additional 0.50% of the Applicable Amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its debentures into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted. “Applicable Amount” means, (i) with respect to the debentures, the principal amount of the debentures and (ii) with respect to shares of common stock issued upon conversion of the debentures, the principal amount of debentures that would then be convertible into such shares. All references in this prospectus to interest shall include any liquidated damages then payable.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus, will be required to deliver a prospectus to purchasers, will be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification and contribution provisions.

We will mail a Notice and Questionnaire (the “Notice and Questionnaire”) to the holders of registrable securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective. Holders are required to complete and deliver the signed Notice and Questionnaire at least five business days prior to the effective date of the shelf registration statement to be named as selling securityholders in the prospectus at the time of effectiveness. Holders of registrable securities will, however, have at least 20 calendar days from the date on which the Notice and Questionnaire is first mailed to them to return a completed and signed Notice and Questionnaire.

No holder of registrable securities will be entitled to be named as a selling securityholder in the shelf registration statement at the time of the effectiveness of the registration statement, and no holder of registrable securities will be entitled to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed Notice and Questionnaire to us.

Beneficial owners of registrable securities who have not returned a Notice and Questionnaire by the deadline described above may receive another Notice and Questionnaire from us upon request. Following our receipt of a completed and signed Notice and Questionnaire, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing provided in the registration rights agreement.

We agreed in the registration rights agreement to use our best efforts to cause the common stock issuable upon conversion of the debentures to be listed on the New York Stock Exchange. However, if our common stock is not then listed on the New York Stock Exchange, we will use our reasonable best efforts to cause the common stock issuable upon conversion of the debentures to be quoted or listed on whichever market or exchange our common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

We will pay all expenses of the shelf registration statement; however, each holder will be required to bear the expense of any broker’s commission, agency fee or underwriter’s discount or commission.

This summary of certain provisions of the registration rights agreement may not contain all the information important to you. Holders may request from us a copy of the registration rights agreement by contacting us at the address set forth under “Where You Can Find More Information.”

Calculations in Respect of Debentures

We are responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market prices of the debentures and of our common stock, and any accrued interest payable on the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Governing Law

The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Citibank, N.A. is the trustee, registrar and paying agent. The trustee or its affiliates may from time to time provide banking and other services to us in the ordinary course of their businesses. One of the initial purchasers is an affiliate of the trustee.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

The debentures were issued in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

The debentures are exchangeable for other debentures, for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any debentures either:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

•	if the debentures have been called for redemption in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

Payment and Paying Agents

Payments on the debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global debentures, by wire transfer. We will make any required interest payments to the person in whose name each debenture is registered at the close of business on the record date for the interest payment.

The trustee is designated as our paying agent for payments on the debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

We will replace any debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debentures or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debenture, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debentures before a replacement debenture will be issued.

Book-Entry System

The debentures are represented by one or more permanent global securities in definitive, fully registered form without interest coupons. The global securities have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors who are qualified institutional buyers and who purchase debentures in reliance on Rule l44A under the Securities Act may hold their interests in the global securities directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

Investors who purchase debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global securities directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn hold such interests in the global securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Except in the limited circumstances described below, holders of debentures represented by interests in the global securities are not entitled to receive debentures in definitive form.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Upon the issuance of the global securities, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global securities to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers of such beneficial interests. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global securities other than participants).

So long as DTC or its nominee is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debentures represented by the global securities for all purposes under the indenture and the debentures. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to receive debentures in definitive form and will not be considered to be the owners or holders of any debentures under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any actions that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global securities will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, premium, if any, and interest and liquidated damages, if any, on the debentures represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global securities.

Unless and until it is exchanged in whole or in part for debentures in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines

(Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

We expect that DTC will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global securities is credited and only in respect of such portion of the aggregate principal amount of the debentures as to which such participant or participants has or have given such direction. However, if there is an event of default under the debentures, DTC will exchange the global securities for debentures in definitive form, which it will distribute to its participants. These debentures in definitive form will be subject to certain restrictions on registration of transfers and will bear restrictive legends.

Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling to continue as a depositary for the global securities and a successor depositary is not appointed by us within 90 days, we will issue debentures in fully registered, definitive form in exchange for the global securities. Such debentures in definitive form will be subject to certain restrictions on registration of transfers and will bear restrictive legends.

DESCRIPTION OF COMMON STOCK

The following is a summary of certain rights of the holders of our common stock. Reference is made to our deed of incorporation and our by-laws, each as amended to date. See “Where You Can Find More Information” on page ii of this prospectus for information on how to obtain a copy of our deed of incorporation or by-laws.

Authorized, Issued and Treasury Shares

We are authorized to issue 1,500,000,000 shares of common stock, par value $0.01 per share. As of September 3, 2003, 667,104,668 shares were issued, of which 585,211,417 shares were outstanding and 81,893,251 shares were held by us as treasury stock. In addition, we are authorized to issue, with some limitations with respect to voting rights, liquidation and dividend preferences, 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in one or more separate series. If issued, the preferred stock may contain provisions allowing it to be converted into common stock under terms and conditions specified by our board of directors. No shares of preferred stock have been issued as of the date of this prospectus.

Dividend Rights

All outstanding shares of our common stock (i.e., shares not held by us) are entitled to participate equally and receive dividends that may be paid out of available profits of the preceding fiscal year or years. All accumulated and unpaid dividends payable on preferred stock (if issued and outstanding) must be paid prior to the payment of any dividends on common stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual general meeting held within nine months of such fiscal year following such fiscal year, except that our board of directors may allocate such part of the earnings to the retained earnings reserves as it deems fit and may declare interim dividends.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share registered in that holder’s name. Voting rights may be exercised in person or by proxy. No action to amend our deed of incorporation or to sell all or substantially all of our assets or to dissolve us can be taken except upon the authorization of the holders of at least a majority of the outstanding shares eligible to vote. In addition, holders of preferred stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to our deed of incorporation that would adversely affect the preferred stock. Any other action requiring the approval of the shareholders may be authorized by a majority of the votes cast (excluding any abstentions) at any meeting at which a quorum is present, except that, if a quorum is not present at any meeting, a second meeting may be called, to be held within two months, at which second meeting, despite the absence of a quorum, valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and of the second meeting. A quorum consists of not less than 50% of the shares outstanding and eligible to vote.

Our board of directors is authorized to effect reorganizations or rearrangements of our corporate structure or that of our subsidiaries without the vote of shareholders if such reorganization or rearrangement does not result in any diminution of the beneficial interest of the shareholders in our assets. The board of directors may change our corporate domicile from the Netherlands Antilles to another jurisdiction without the necessity of any shareholder action or approval.

Preemptive and Other Rights

The shares of our common stock do not carry any preemptive or conversion rights, and there are no redemption provisions with respect to the common stock. The shares of preferred stock (if issued and outstanding) would not carry any preemptive rights, but our board of directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of preferred stock. We may for our own account purchase shares of common stock so long as at least one-fifth of our authorized capital stock remains outstanding with other holders. In the event of liquidation, each share of common stock is entitled to equal rights after satisfaction of any preferred stock liquidation preference.

Listing, Transfer Agents and Registrars

Our common stock is listed for trading on the New York Stock Exchange, The London Stock Exchange, Euronext Paris, Euronext Amsterdam and The SWS Swiss Exchange. The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

SELLING SECURITYHOLDERS

We originally issued the debentures in a private placement to Citigroup Global Markets Inc. and Goldman, Sachs & Co. The debentures were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The selling securityholders may from time to time offer and sell, pursuant to this prospectus, any or all of the debentures listed below and our common stock issued upon conversion of the debentures. When we refer to “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The following table sets forth certain information concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of the debentures that may be offered from time to time pursuant to this prospectus. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information furnished to us by the selling securityholders. However, a selling securityholder may already have or may in the future offer and sell, transfer or otherwise dispose of some or all of its debentures in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same debentures may be included in the table below as being held by more than one holder. Further, we cannot give an estimate as to the amount of the debentures or common stock issuable upon conversion of the debentures that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their debentures or the underlying common stock pursuant to the offering contemplated by this prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. Please read “Plan of Distribution.”

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements from time to time, if required.

The number of shares of common stock shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 13.8255 shares per $1,000 principal amount of Series A debentures and 12.5000 shares per $1,000 principal amount of Series B debentures. These conversion rates are subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

Name	Principal Amount of Series A Debentures Beneficially Owned That May be Sold	Percentage of Series A Debentures Outstanding	Principal Amount of Series B Debentures Beneficially Owned That May be Sold	Percentage of Series B Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures and Offered Hereby		Percentage of Common Stock Outstanding(1)
AIG DKR Soundshore Strategic Holding Fund Ltd.	3,000,000	*	—	—	41,476		*
AM Investment D Fund (QP) LP	550,000	*	—	—	7,604		*
AM Investment E Fund Ltd.	3,150,000	*	—	—	43,550		*
Arbitex Master Fund, L.P.	37,500,000	3.8%	—	—	518,456		*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	13,100,000	1.3	9,200,000	2.0%	296,114		*
Argent Classic Convertible Arbitrage Fund LP	6,400,000	*	4,500,000	1.0	144,733		*
Argent LowLev Convertible Arbitrage (Bermuda) Fund Ltd.	28,000,000	2.9	6,100,000	1.4	463,364		*
Argent LowLev Convertible Arbitrage Fund LLC	5,200,000	*	2,700,000	1.3	105,643		*
Credit Industriel D’Alsace et de Lorraine	3,000,000	*	—	—	41,476		*
Defined Benefit Plan of Zeneca AG Products Holdings, Inc.	195,000	*	—	—	2,695		*
Defined Benefit Plans of ICI American Holdings Inc.	210,000	*	—	—	2,903		*
Delta Air Lines Master Trust	90,000	*	—	—	1,244		*
Gaia Offshore Master Fund Ltd.	3,800,000	*	7,400,000	1.6	145,036		*
ICI Canada Inc.	130,000	*	—	—	1,797		*
JW McConnell Family Foundation	730,000	*	—	—	10,092		*
KD Convertible Arbitrage Fund L.P.	2,000,000	*	—	—	27,651		*
Lyxor Master Fund	2,500,000	*	—	—	34,564		*
Lyxor Zola Fund Limited	1,000,000	*	—	—	13,825		*
Lyxor/AM Investment Fund Ltd.	850,000	*	—	—	11,751		*
Lyxor/Gaia II Fund Ltd.	1,100,000	*	2,300,000	*	43,958		*
Mellon HBU Master Multi-Strategy Fund LP	500,000	*	—	—	6,912		*
Microsoft Corporation	1,005,000	*	—	—	13,894		*
Nabisco Inc. Defined Benefit Master Trust	4,095,000	*	—	—	56,615		*
Nomura Securities International Inc.	30,000,000	3.0	—	—	414,765		*
OCM International Convertible Trust	655,000	*	—	—	9,055		*
Oppenheimer Convertible Series Fund	—	—	5,000,000	1.1	62,500		*
Partner Reinsurance Company Ltd.	125,000	*	—	—	1,728		*
San Diego County Employees Retirement Association	1,200,000	*	—	—	16,590		*
Satellite Asset Management, L.P.	15,000,000	1.5	—	—	207,383		*
Satellite Convertible Arbitrage Master Fund, LLC	5,000,000	*	—	—	69,127		*
South Dakota Retirement System	5,000,000	*	—	—	69,127	(2)	*
State Employees’ Retirement Fund of the State of Delaware	2,965,000	*	—	—	40,992		*
Teachers Insurance and Annuity Association of America	27,500,000	2.8	—	—	380,201		*
Thrivent Financial for Lutherans	750,000	*	—	—	10,369	(3)	*
Xavex Convertible Arbitrage 2 Fund	1,600,000	*	1,100,000	*	35,870		*
Xavex Convertible Arbitrage 10 Fund	500,000	*	1,200,000	*	21,913		*
Zazove Convertible Arbitrage Fund L.P.	3,500,000	*	—	—	48,389		*
Zazove Hedged Convertible Fund L.P.	2,000,000	*	—	—	27,651		*
Zazove Income Fund L.P.	1,300,000	*	—	—	17,973		*
Zeneca Holdings Pension Trust	800,000	*	—	—	11,060		*
Zola Partners, L.P.	1,000,000	*	—	—	13,825		*
Zurich Institutional Benchmark Master Fund LTD	2,300,000	*	600,000	*	39,298		*
All other holders of debentures or future pledgees, donees, assignees, transferees or successors of any such holder(4)(5)	755,700,000	77.5%	409,900,000	91%	15,571,694		2.7%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d)(i) of the Exchange Act using 585,211,417 shares of common stock outstanding as of September 3, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of a selling securityholder’s debentures. However, we did not assume the conversion of any other selling securityholder’s debentures.
(2)	South Dakota Retirement System also owns 99,100 shares of our common stock.
(3)	Thrivent Financial for Lutherans also owns 5,350 shares of our common stock.
(4)	Assumes that holders of the debentures, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of debentures do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rates.
(5)	Information concerning other selling securityholders of debentures or common stock issuable upon conversion of the debentures will be set forth in prospectus supplements from time to time, if required.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the debentures and common stock into which the debentures may be converted. It is not, however, a complete analysis of all the potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986 (the “Code”), as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary applies only to initial purchasers that purchase debentures at their issue price.

Unless otherwise stated, this summary deals only with a “U.S. Holder,” which term means a beneficial holder of a debenture or common stock received upon conversion of a debenture that is, for U.S. federal income tax purposes: (1) a citizen or resident of the United States, (2) a domestic corporation or any other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions, or (3) any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the debentures or common stock.

This summary deals only with holders that purchase their debentures in the initial offering at the initial offering price and hold debentures and common stock as “capital assets” (generally, property held for investment). Holders that purchase their debentures at a price other than their initial offering price should contact their tax advisors regarding the manner in which any difference between the initial offering price and the holder’s tax basis in the debentures or common stock will be taken to account in determining the holder’s federal income tax liability with respect to the debentures or common stock. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain expatriates, taxpayers subject to the alternative minimum tax, and Non-U.S. Holders, as described below, as to which income or gain with respect to the debentures or common stock is effectively connected with the conduct of a trade or business in the United States. It also does not discuss debentures or common stock held as part of a hedge, straddle, “synthetic security” or other integrated investment composed of a debenture or common stock and one or more other investments, or situations in which the functional currency of the holder is not the U.S. dollar. Moreover, it does not discuss the effect of any applicable state, local or foreign tax laws.

The following discussion is for general information only. Investors considering the purchase of debentures should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Treatment of U.S. Holders

Payment of Interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the debentures and any additional amounts received with respect to taxes (including withholdings or deductions for taxes required by law), in accordance with their regular method of accounting for U.S. federal income tax purposes.

Liquidated Damages

We intend to take the position that the possibility that holders of debentures will be paid liquidated damages under the registration rights agreement due to a failure to register within the prescribed time periods is a remote contingency as of the issue date of the debentures, within the meaning of the applicable Treasury Regulations. Accordingly, any liquidated damages should be taxable to a U.S. Holder as ordinary income only at the time it accrues or is received in accordance with such U.S. Holder’s regular method of tax accounting. Our determination that the payment of liquidated damages is a remote contingency is binding upon all holders of the debentures, unless a holder properly discloses to the IRS that it is taking a contrary position.

Sale, Exchange or Redemption of the Debentures

Upon the sale, exchange or redemption of a debenture, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any other property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest, which amount is treated as interest subject to the rules discussed above under “Payment of Interest”) and (2) such holder’s adjusted tax basis in the debenture. A U.S. Holder’s adjusted tax basis in a debenture on any date generally will equal the U.S. Holder’s purchase price for the debenture. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the debenture is more than one year at the time of sale, exchange or redemption. The deductibility of net capital losses is subject to limitations and long-term gain realized by individual U.S. Holders in respect of the debentures is subject to taxation at preferential rates. For a discussion of the tax rates applicable to long-term capital gain, see“—New Tax Rates Applicable to Certain Dividends and Long-Term Capital Gain.”

Conversion of the Debentures

The conversion of the debentures into common stock will not be a taxable event, other than in respect of cash received in lieu of fractional common stock.

Cash received in lieu of fractional common stock should be treated as a payment in exchange for the fractional share of common stock (rather than as a dividend). A U.S. Holder will recognize a taxable capital gain or loss in respect of such payment in an amount equal to the difference between (1) the amount of cash received in lieu of the fractional share of common stock and (2) the U.S. Holder’s adjusted tax basis attributable to the fractional share.

Following conversion, a U.S. Holder generally will have the same tax basis (reduced by the portion of tax basis allocated to any fractional share for which cash is received) and should have the same holding period in common stock received upon conversion as the U.S. Holder had in the underlying converted debentures.

Exercise of Repurchase Right

If a U.S. Holder requires us to repurchase a debenture on a repurchase date and if we deliver cash in full satisfaction of the purchase price, the exchange of a debenture for cash will be treated the same as a sale, exchange or redemption of the debenture. If a U.S. Holder requires us to repurchase a debenture on a repurchase date and if we deliver common stock in payment of the purchase price, the repurchase of a debenture for common stock will be treated in the same manner as the receipt of common stock on the conversion of debentures, except that a portion of the common stock will be treated as a payment of accrued interest. The holder’s tax basis in the shares of common stock attributable to accrued interest will be equal to the amount of the accrued interest included in income and the holding period for those shares will begin on the day after the date of the repurchase. If a U.S. Holder requires us to repurchase a debenture on a repurchase date and if we deliver a combination of cash and common stock in payment of the purchase price, then, except with respect to the payment of accrued interest, (1) the U.S. Holder will recognize gain (but not loss) to the extent that the cash and the value of the common stock exceeds the holder’s adjusted tax basis in the debenture, but in no event will the amount of recognized gain exceed the amount of cash received, (2) the U.S. Holder’s basis in the common stock received will be the same as the holder’s basis in the debenture repurchased by us (exclusive of any basis allocable to a fractional share), decreased (but not below zero) by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by the holder (other than gain with respect to a fractional share), and (3) the holding period of the common stock received in the exchange will include the holding period for the debenture which was repurchased. If a U.S. Holder receives a combination of cash and common stock in payment of the purchase price, a portion of the cash and/or common stock will be attributable to accrued interest. Since the precise allocation in this circumstance is unclear, U.S. Holders should consult their own tax advisors on this matter. Payments for accrued interest not previously included in income will be treated as ordinary interest income.

Dividends on Common Stock

If a U.S. Holder converts the debenture into common stock, in general, any distribution in respect of the common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to corporations will not qualify for the dividends-received deduction. For a discussion of recently enacted law reducing the tax rate applicable to certain dividends, see “—New Tax Rates Applicable to Certain Dividends and Long-Term Capital Gain.”

To the extent that a U.S. Holder receives distributions on our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces the holder’s basis in the common stock. Any distribution in excess of the holder’s basis in the common stock will be treated as capital gain, long-term or short-term, depending on whether the holder’s holding period exceeds one year.

Constructive Dividends

If we at any time make a distribution of property to our stockholders that is taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the debentures.

For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend would generally result in deemed dividend treatment to holders of the debenture, but generally an increase in the conversion rate in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Generally, constructive dividends in respect of the debentures, if any, described above, would be taxed at normal rates applicable to ordinary income and would not be eligible for the reduced rate of taxation generally applicable to dividend income under the new U.S. tax legislation discussed immediately below.

New Tax Rates Applicable to Certain Dividends and Long-Term Capital Gain

Under recently enacted tax legislation, certain dividends received by U.S. Holders who are individuals, and long-term capital gain recognized by U.S. Holders who are individuals, generally are subject to reduced maximum tax rate of 15 percent through December 31, 2008. For these purposes, long-term capital gain is gain realized in respect of a capital asset in which the taxpayer has a holding period of greater than one year. Dividends paid in respect of our common stock currently qualify for the reduced rate because our common stock is “readily tradable on an established securities market in the United States,” namely the New York Stock Exchange. The rate reduction does not apply to dividends received in respect of certain short-term or hedged positions in the common stock or to dividends to the extent that an individual U.S. Holder elects to treat the dividends as “investment income,” which may be offset against interest expense.

Sale or Exchange of Common Stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in the common stock is more than one year at the time of the sale or exchange. A U.S. Holder’s basis and holding period in a common stock received upon conversion of a debenture are determined as discussed above under “Conversion of the Debentures.”

Treatment of Non-U.S. Holders

General

The following discussion describes the tax consequences to a Non-U.S. Holder. A Non-U.S. Holder is, for these purposes, a beneficial owner of a debenture or common stock that is not a “United States person,” which term in turn means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Interest and Dividends

Subject to the next paragraph, Non-U.S. Holders will not be subject to U.S. federal income taxes, including withholding taxes, on payments of interest on the debentures or dividend payments on common stock received upon a conversion, unless:

(1)	the Non-U.S. Holder is an insurance company carrying on a U.S. insurance business, within the meaning of the Code, to which the interest or dividend payment is attributable, or

(2)	the Non-U.S. Holder has an office or other fixed place of business in the United States to which the dividend is attributable and the dividend either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

Insofar as concerns payments of interest, we may, in our discretion, require Non-U.S. Holders to establish that they are eligible for the “portfolio interest” exemption from withholding tax. A Non-U.S. Holder could generally establish eligibility for this exemption by certifying to us or certain intermediaries on U.S. Treasury Form W-8BEN that the holder is not a U.S. person. If a Non-U.S. Holder is requested to but fails to establish eligibility for an exemption from withholding tax, then payments of interest to that holder may be subject to withholding tax at the 30% statutory rate.

Sale of Disposition of Debentures or Common Stock

In general, the gain realized on any sale or exchange of a debenture or common stock received by a Non-U.S. Holder will not be subject to United States federal income tax, including withholding tax, unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States. Under certain circumstances, upon a sale or exchange of a debenture, a Non-U.S. Holder may be requested to establish an exemption from withholding tax on the portion of the proceeds which is attributable to accrued interest. See “—Treatment of Non-U.S. Holders—Interest and Dividends,” above.

CERTAIN NETHERLANDS ANTILLES TAX CONSEQUENCES

Under the laws of the Netherlands Antilles as currently in effect, a holder of debentures or common stock who is not a resident of, and during the taxable year has not engaged in trade or business through a permanent establishment in, the Netherlands Antilles will not be subject to Netherlands Antilles income or withholding tax on interest paid on the debentures or dividends paid on the common stock or on gains realized during that year on a sale or other disposition of the debentures or common stock. Under Netherlands Antilles law, no gift or inheritance taxes are levied if, at the time of such gift or at the time of death, the holder of debentures or common stock was not domiciled in the Netherlands Antilles.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or underlying common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of debentures or common stock to be made directly or through agents.

The debentures and the underlying common stock may be sold from time to time to purchasers

•	directly by the selling securityholders and their successors, which includes their pledgees, donees, assignees, transferees or successors, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the debentures and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the debentures and the underlying common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The debentures and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions

•	on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options (including the issuance by the selling securityholder of derivative securities), whether such options or other derivative securities are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the debentures and the common stock issuable upon conversion of the debentures or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the debentures or the common stock in the course of hedging their positions, sell the debentures and common stock short and deliver the debentures and common stock to close out short positions, loan or pledge debentures or the common stock to broker-dealers or other financial institutions that in turn may sell the debentures and the common stock, enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the debentures or the common stock, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders.

Our common stock trades on the New York Stock Exchange under the symbol “SLB.” We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotation system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the debentures. Please read “Risk Factors—Risk Factors Related to the Debentures and the Offering—An active trading market for the debentures may not develop, and there are restrictions on resale of the debentures and the common stock issued upon conversion of the debentures.”

There can be no assurance that any selling securityholder will sell any or all of the debentures or the underlying common stock pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The debentures and the underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the debentures and underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Certain legal matters in connection with the debentures and the common stock issuable upon conversion of the debentures will be passed upon for us by Ellen Summer, Esq., General Counsel and Secretary of Schlumberger Limited.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

Information Not Required in Prospectus

ITEM 14.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by Schlumberger Limited (the “Registrant”) in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$115,283
Printing expenses	20,000
Accounting fees and expenses	30,000
Legal fees and expenses	50,000
Miscellaneous	34,717

Total	$250,000

ITEM 15.    Indemnification of Directors and Officers

Article 10 of the Registrant’s Deed of Incorporation and Article V of the Registrant’s By-Laws provide that:

The Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Schlumberger) by reason of the fact that he or she is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Registrant is required to indemnify any present or former officer or director of the Registrant to the fullest extent allowed by the preceding paragraphs in the event of a “Change of Control.” “Change in Control” means a change in control of Schlumberger, which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of Schlumberger representing 30% or more of the combined voting power of Schlumberger’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) Schlumberger is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Schlumberger’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

The Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Schlumberger to procure a judgment in the Registrant’s favor by reason of the fact that such person is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to the Registrant for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. The Registrant is required to indemnify any present or former officer or director to the fullest extent allowed by this paragraph in the event of a Change in Control (as defined above).

To the extent that a present or former director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue or matter therein, the Registrant will indemnify that person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be made by the Registrant only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders or as required by the last sentences of the first two paragraphs.

Expenses (including attorneys’ fees) incurred by a present or former director or a present officer in defending any civil or criminal, administrative or investigative action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant as authorized by Article V of the By-Laws or Article 10 of the Deed of Incorporation.

The Registrant may pay such expenses (including attorneys’ fees) incurred by former officers or other employees and agents upon such terms and conditions, if any, it deems appropriate.

The indemnification and advancement of expenses provided by or granted pursuant to the other sections of Article V of the By-Laws and Article 10 of the Deed of Incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of the Registrant in such a capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of Article V of the By-Laws or Article 10 of the Deed of Incorporation.

For purposes of Article V of the By-Laws and Article 10 of the Deed of Incorporation, reference to the Registrant or Schlumberger includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, stands in the same position under the provisions of Article V of the By-Laws and Article 10 of the Deed of Incorporation with respect to the resulting or surviving corporation if its separate existence had continued.

For purposes of Article V of the By-Laws and Article 10 of the Deed of Incorporation, references to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Registrant” includes any service as a director, officer, employee or agent of Schlumberger which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Registrant.”

In addition, the Registrant maintains directors’ and officers’ liability insurance which insures against certain liabilities that the officers and directors of Schlumberger may incur in such capacities.

ITEM 16.    Exhibits

Exhibit No.	Description of Exhibit

*4.1	Deed of Incorporation of Schlumberger N.V. (Schlumberger Limited) as last amended on May 4, 2001 (incorporated by reference to Exhibit 3(a) to Schlumberger’s Form 10-Q for the quarter ended June 30, 2001).

*4.2	By-laws of Schlumberger N.V. (Schlumberger Limited) as last amended on April 17, 2003 (incorporated by reference to Exhibit 3 to Schlumberger’s Form 8-K filed on April 17, 2003).

4.3	Indenture, dated as of June 9, 2003, by and between Schlumberger and Citibank, N.A., as trustee.

4.4	First Supplemental Indenture, dated as of June 9, 2003, by and between Schlumberger and Citibank, N.A., as trustee.

4.5	Registration Rights Agreement, dated as of June 9, 2003, by and between Schlumberger and the other parties thereto.

**5.1	Opinion of Ellen Summer, Esq. as to the legality of the securities being registered.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP

**23.2	Consent of Ellen Summer, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility of Trustee.

*	Incorporated by reference as indicated.
**	To be filed by amendment.

ITEM 17.    Undertakings

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on September 10, 2003.

SCHLUMBERGER N.V. (Schlumberger Limited)

By:	/S/ JEAN-MARC PERRAUD

Jean-Marc Perraud Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on September 10, 2003 in the capacities indicated.

Signature	Title

* Andrew Gould	Director, Chairman and Chief Executive Officer

/S/ JEAN-MARC PERRAUD Jean-Marc Perraud	Executive Vice President and Chief Financial Officer

/S/ FRANK A. SORGIE Frank A. Sorgie	Chief Accounting Officer

* John Deutch	Director

* Jamie S. Gorelick	Director

* Adrian Lajous	Director

* Tony Isaac	Director

* Didier Primat	Director

* Nicolas Seydoux	Director

* Linda G. Stuntz	Director

* Sven Ullring	Director

* Andre Levy-Lang	Director

*By:	/S/ ELLEN SUMMER

Ellen Summer, Attorney-in-Fact